Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-87505, 333-92159, 333-93591, 333-32460, 333-35730, 333-64552, 333-59842, 333-55822, 333-104711, 333-113914 and 333-136705 on Form S-8 and Nos. 333-113899, 333-110248, 333-77068, 333-68342 and 333-46624 on Form S-3 of our report dated August 26, 2005 relating to the 2004 consolidated financial statements and financial statement schedule of Kana Software, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Kana Software, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Jose, California

March 30, 2007